Exhibit 23.1

Independent Auditors’ Consent

We consent to the inclusion in this annual report of NovAtel Inc. on Form 20-F and the incorporation by reference into Registration Statement Nos. 333-98603, 333-9216, 333-6502, and 333-6500 on Form S-8 of our report dated March 5, 2003 on our audit of the consolidated balance sheet of NovAtel Inc. as at December 31, 2002 and the consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Chartered Accountants
Calgary, Canada

March 31, 2003